THE STANLEY WORKS
1000 Stanley Drive
New Britain, CT 06053

September 20, 2000

Mr. Matthew Jore
Jore Corporation
45000 Highway 93 South
Ronan, MT 59864

  Re:
  License Agreement dated April 28, 1999 (the "License Agreement")

Dear Matt:

The purpose of this letter is to set forth our mutual understanding regarding the License Agreement and to amend certain provisions of the License Agreement. Defined terms used herein and not otherwise defined shall have the meaning assigned to them in the License Agreement. In consideration of the mutual promises set forth herein, the parties agree as follows:

  1.
  (a)  Attached hereto is a list of all Licensed Articles for which Jore has submitted all products samples, packaging, labeling, point of sale materials, trade show displays, sales materials and advertising to Stanley for approval (collectively, the "Approved Licensed Articles"). Stanley and Jore hereby agree that no further approvals are required for such Approved Licensed Articles pursuant to Article 5 and paragraph 8.1 of the License Agreement and Stanley hereby agrees that the Approved Licensed Articles meet the standards referred to in the second sentence of paragraph 3.11.

        (b) Jore shall not make any changes to any of the Approved Licensed Articles. In the event that Stanley determines that changes have been made to the Approved Licensed Articles, Stanley shall notify Jore in writing. Jore shall have thirty (30) days to correct the changes made to the Approved Licensed Articles. If at the end of such thirty (30) day period Jore has not corrected the unauthorized changes or has not made reasonable efforts to correct the unauthorized changes to Stanley's satisfaction, Stanley shall have the right to immediately terminate the License Agreement with respect to that Approved Licensed Article and Jore shall have no further right to manufacture, advertise, distribute, sell or otherwise deal in such Approved Licensed Article.

        (c) The parties hereby agree and acknowledge that there will not be any additional Stanley® branded product introductions that are not Approved Licensed Articles subsequent to the date of this Letter.

  2.
  Paragraph 3.10 of the License Agreement is hereby deleted in its entirety and replaced as follows:

  3.10  [Intentionally Deleted]

  3.
  Paragraph 6.2 of the License Agreement is hereby deleted in its entirety and replaced as follows:

  6.2
  SECONDS AND DISPOSAL. If during the manufacture of the LICENSED ARTICLES, any SECONDS are produced, LICENSEE shall destroy such SECONDS. All products, packaging, labeling, point of sale, sales materials and advertising bearing trademarks, artwork and/or designs of OWNER produced by LICENSEE which are not suitable for use or sale pursuant to this Agreement shall be promptly destroyed.

  4.
  The last sentence of paragraph 15 is hereby amended as follows:

    "In the event OWNER advises LICENSEE that a special promotional effort is to take place in one individual store or chain, LICENSEE may elect to supply LICENSED ARTICLES to said store or chain in its sole discretion."

*

  5.
  Except to the extent amended by this letter amendment, the License Agreement remains in full force and effect.

If the foregoing meets with your approval, please indicate in the space provided below.

                      Very truly yours,

                      /s/ KENNETH O. LEWIS

                      Kenneth O. Lewis

Agreed to and accepted,
this 22nd day of September, 2000.

JORE CORPORATION

By:

Name: Matthew Jore

Title: President

*Exhibit 1 is revised in its entirety to read as attached hereto.

Exhibit 1

Licensed Articles	Launch Year

** Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. **